Sierra Monitor Corporation Announces Financial Results

for the First Quarter Ended March 31, 2008

Sales Increased 11% and Net Income Up 45% Year-Over-Year

Milpitas, California – May 6, 2008 – Sierra Monitor Corporation (OTC: SRMC.OB), a Cleantech focused company that delivers information technology for environment measurement and control by developing specialized embedded software deployed on proprietary hardware platforms, today announced financial results for the first quarter ended March 31, 2008.

Financial Highlights

•

First quarter revenues were $3.1 million, an increase of 11% year-over-year;

•

Income from operations increased 75% to $129,507 compared to the first quarter of 2007;

•

First quarter net income of $63,818 is up 45% from the first quarter of the prior year; and

•

Achieved eleventh consecutive quarter of profitability.

2008 Business Highlights

•

Introduced a Network-Enabled Smart IT Gas Sensor Module;

•

Awarded Patent Number 7,332,996 by the US Patent and Trade Office for a new environment control system which is used by telecommunication companies’ cell phone sites to monitor specific devices whose status may have an impact on the environmental condition at each cell site;

•

Increased sales of ProtoCessor products 8% year over year; and

•

Recertified the company under ISO 9001:2000 for an additional three years.

First Quarter 2008 Financial Results

Total sales for the quarter ended March 31, 2008 were $3,136,798, an increase of 11% from the $2,823,211 reported for the same period of 2007.

Sierra Monitor posted GAAP net income of $63,818, or $0.01 per share (basic and diluted), for the quarter ended March 31, 2008, compared to GAAP net income of $44,139, or $0.00 per share (basic and diluted) for the same period of 2007.

Sierra Monitor posted non-GAAP net income of $155,618, or $0.01 per share (basic and diluted), for the quarter ended March 31, 2008, compared to non-GAAP net income of $82,547, or $0.01 per share (basic and diluted) for the same period of 2007.

“The Sierra Monitor team has continued to produce an excellent order flow resulting in an 11% increase in sales and a 46% increase in our net income year-over-year,” said Gordon Arnold, Chairman and Chief Executive Officer.  “We continue to be focused on opportunities in growth markets including Cleantech, energy efficiency and industrial safety.  I am also pleased that Sierra Monitor was awarded a patent for our unique environmental control system.”

Cash Position

Sierra Monitor had $645,556 in cash at March 31, 2008.  Receivables at March 31, 2008 were $1,959,226.  The Company’s Days Sales Outstanding in Accounts Receivable (DSO’s) was 56 days.

About Sierra Monitor Corporation

Sierra Monitor delivers information technology for environment measurement and control by developing specialized embedded software that is deployed on proprietary hardware platforms.  Embedded software enables data transfer between subsystems using protocol and physical medium translation.  Proprietary hardware platforms allow the Company to increase its value proposition while protecting intellectual property.

The Company’s vision is to capitalize on the expanding worldwide demand for Cleantech knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial and military applications, while reducing demands on resources and energy consumption.

Sierra Monitor’s hardware platforms include original equipment modules for installation in customer devices and controllers, gateway boxes generally used by integrators for machine to machine (M2M) protocol translation, and multi-component safety systems generally focused on gas and fire detection.

By providing an intelligent interface, the Company’s products enable various machines, devices, systems and people to reliably communicate useful information for the measurement and control of various environments including buildings, plants, and factories.  By delivering the data on various communications levels, including Ethernet, Internet, LONworks, Profibus, and others, the Company’s products make it possible for data to be accessed at more appropriate levels, such as network operations centers, control rooms or remote locations.

Sierra Monitor is an industry leader with more than 15,000 installations worldwide.

Sierra Monitor Investor Relations Contact:

Steve Polcyn

(925) 548 3516

investor_relations@sierramonitor.com

Table A

Sierra Monitor Corporation

Condensed Statements of Operations

(Unaudited)

	For the three months ended
	March 31, 2008	March 31, 2007
Net sales	$3,136,798	$2,823,211
Cost of goods sold	1,209,091	1,218,698
Gross profit	1,927,707	1,604,513
Operating expenses
Research and development	525,805	535,284
Selling and marketing	815,356	640,557
General and administrative	457,039	354,669
	1,798,200	1,530,510
Income from operations	129,507	74,003
Interest expense	-	438
Income before income taxes	129,507	73,565
Income tax provision	65,689	29,426
Net income	$63,818	$44,139
Net income available to common shareholders per common share: Basic	$0.01	$0.00
Diluted	$0.01	$0.00
Weighted-average number of shares used in per share computations:
Basic	11,115,192	11,058,525
Diluted	11,674,421	11,657,430

Table B

Sierra Monitor Corporation

Condensed Balance Sheet

March 31, 2008

(Unaudited)

Assets
Current assets:
Cash	$645,556
Trade receivables, less allowance for doubtful accounts
of approximately $89,000	1,959,226
Inventories, net	1,985,306
Prepaid expenses	169,194
Income taxes receivable	20,686
Deferred income taxes	286,743
Total current assets	5,066,711
Property and equipment, net	304,106
Deferred income taxes	981
Other assets	219,620
Total assets	$5,591,418
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$514,250
Accrued compensation expenses	396,795
Other current liabilities	102,627
Income taxes payable	67,466
Total current liabilities	1,081,138
Commitments and contingencies Shareholders' equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; 11,215,192 shares issued and outstanding	11,215
Additional paid-in capital	3,400,970
Retained earnings	1,098,095
Total shareholders' equity	4,510,280
Total liabilities and shareholders’ equity	$5,591,418

NON-GAAP FINANCIAL MEASURES

The accompanying news release dated May 6, 2008 contains non-GAAP financial measures. Table C reconciles the non-GAAP financial measures in that news release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating expenses, non-GAAP profit (loss) from operations and related non-GAAP profit (loss) as a percentage of revenue, non-GAAP net profit (loss) and basic and diluted non-GAAP net profit (loss) per share.

Sierra Monitor continues to provide all information required in accordance with GAAP and does not suggest or believe non-GAAP financial measures should be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  Sierra Monitor believes that these non-GAAP financial measures provide meaningful supplemental information regarding its operating results primarily because they exclude amounts the Company does not consider part of ongoing operating results when assessing the overall Company performance.

We believe that our non-GAAP financial measures facilitate the comparison of results for current periods with results for past periods. We exclude the following items from non-GAAP financial measures:

Depreciation and Amortization of Tangible and Intangible Assets

In accordance with GAAP, depreciation and amortization of tangible and intangible assets includes depreciation of purchased capital assets and amortization of intangible assets including third party approval fees. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Bad Debt Expense

We maintain an allowance for doubtful accounts which is analyzed on a periodic basis to ensure that it is adequate to the best of management’s knowledge.  We exclude these amounts from our internal measures for budget and planning purposes.

Stock-based Compensation Expense

Our non-GAAP financial measures exclude share-based compensation expenses, which consist of expenses for stock options. While share-based compensation is an expense affecting our results of operations, management excludes share-based compensation from our budget and planning process. For these reasons we exclude share-based compensation expenses from our non-GAAP financial measures.  We compute weighted average dilutive shares using the methods required by SFAS 128 and SFAS 123(R) for both GAAP and non-GAAP diluted net income per share.

Interest Expense

We evaluate our operating results in a manner that focuses on what management believes to be our ongoing business operations.  Our non-GAAP financial measures exclude interest expense as it is not considered to be a part of operating expenses.

Sierra Monitor refers to these non-GAAP financial measures in evaluating and measuring the performance of our ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to historical operating results.  We are reporting non-GAAP financial measures because we believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

Sierra Monitor believes that non-GAAP measures have significant limitations in that they do not reflect all of the amounts associated with Sierra Monitor's financial results as determined in accordance with GAAP and that these measures should only be used to evaluate Sierra Monitor's financial results in conjunction with the corresponding GAAP measures. Because of these limitations, Sierra Monitor qualifies the use of non-GAAP financial information in a statement when non-GAAP information is presented. In addition, the exclusion of the charges and expenses indicated above from the non-GAAP financial measures presented does not indicate an expectation by Sierra Monitor management that similar charges and expenses will not be incurred in subsequent periods.

Table C

Sierra Monitor Corporation
Reconciliation of Non-GAAP Financial Measures
to Most Directly comparable GAAP Financial Measures
(Unaudited)
	For the three months ended
	March 31, 2008	March 31, 2007
Net sales	$3,136,798	$2,823,211
Cost of goods sold	1,209,091	1,218,698
Gross profit	1,927,707	1,604,513
Operating expenses
GAAP Operating Expenses	1,798,200	1,530,510
Depreciation and amortization	(60,972)	(30,805)
Provision for bad debt expense	(3,000)	2,381
Stock based compensation expense	(27,828)	(9,546)
Non GAAP Operating Expenses	1,706,400	1,492,540
Non GAAP Income from Operations	221,307	111,973
Income taxes provision	65,689	29,426
Non GAAP Net income	$155,618	$82,547
Non GAAP Net income per share:
Basic	$0.01	$0.01
Diluted	$0.01	$0.01
Weighted-average number of shares used in
per share computations:
Basic	11,115,192	11,058,525
Diluted	11,674,421	11,657,430